EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-114127, 333-103713 and 33-66474 on Form S-8 and Registration Statement No. 333-02271 on Form S-3 of EnergySouth, Inc. of our report dated November 25, 2003, except as to the matters discussed in Note 12 for which the date is May 14, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s reclassification of the loss on early extinguishment of debt from extraordinary to ordinary income for the year ended September 30, 2001), appearing in the Annual Report on Form 10-K/A of EnergySouth, Inc. for the year ended September 30, 2003.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Atlanta, Georgia
May 14, 2004